Exhibit 10.18

Number of the agreement: 09017
The Regional Sales Agency Agreement for Products in Zhejiang Province

Party A: Yangling Dongke Maidisen Pharmaceuticial Co.,Ltd
Party B: Zhejiang Haizhou Pharmaceutical Medicine Co.,Ltd
Party C: Liu Xianlin

Based on the principle of mutual benefit, fairness and voluntary wish, party A, party B and party C reach the following agreements on the regional marketing of "Yangling Dongke Maidisen" products’.

1. Products to be prompted, Tasks and Progress for the agent to fulfill:

1.1 Party A appoints Party B to act as an agent to promote the products in Annex II (hereinafter referred to as "the products"), and the effective days of the agreement is within 12 months of the year to complete the agreed tasks, and within six months upon execution, Party B must finish 40% of the agreed selling task.

1.2 The selling return of Party B for the whole year shall be 8 million Yuan which must be written in Chinese characters.

1.3 The above task refers to the contractual agreement of the year. The selling return of the later years of Party B shall be put forward by the Party A through mutual agreement and then agreed in writing.

1.4 If party B exceeds the annual proxy tasks, the salesman of the area will be rewarded, in consideration of his annual performance rating by Party A to determine awards methods. Party B recommends a list of excellent salesmen and Party A is responsible for convening the awards ceremony at the end of the year, bestowing honors and bonuses.

2. Acting Region:

 2.1 Party A appoints Party B as the proxy of the company to sell and promote the company's products in Zhejiang Province.

3. Settlement price and method:

3.1: Settlement price See Annex 2. Other issues will refer to Party A’s sales policy of the year.

3.2 settlement procedures: within 90 days from the date of reception of the goods, party B must pay the money for buying the goods by the factory prices (monetary funds or bank acceptance) to a designated account of Party A. After receiving the payment, party A will timely call party B about the remitting agency and related salesman so as to facilitate the management and accounting of party B. Party B can charge a comprehensive agency fee --- 10% of the settlement prices from the customers within the region.

3.3 Delivery Mode: After receiving the notice of Party B requiring goods, Party A will complete the review of internal procedures and shipping within 24 hours. Party B will inform Party A by phone after receiving the goods promptly.

3.4 Mode of Transport: Party A's service department is responsible for the delivery, and to choose road, rail, postal, aviation, etc and to deliver according to the cost budget and time needed. The freight fee will be born by Party A. If the goods get lost or damaged during the transportation, Party B needs to provide a written document issued by relevant departments for Party A to claim for redress.

4. Marketing Management:

4.1 Because Party C has made a great effort with human and material resources to promote the product at the early period of marketing in Hebei Province,  and actively cooperated with Party  A to implement provincial agency transition policy, and developed some medium and small customers in previous years who have also been handed over to party B to manage the sales, Party B agreed to co-operate with Party C and Party C will help party B to maintain a good co-ordination and communication with the customers and to maintain steady growth in sales within the region. According to Party C’s performance in dealing with different customers, party B agreed to pay Party C a comprehensive agency fee---1-3% the annual sale of those customers.

Personal income tax of party C will be drew and paid by the party B. Party C commits to preserve sales agent relationship between party A and party B and won’t impact the market of this region to replace the Party A with any other company’s products

Party C agrees to pay Party A a market deposit (which must be written in Chinese character): eight hundred thousand Yuan. When the three parties terminate the contract, after the settlement of all the procedures, Party A will return the deposit within 180 days.

4.2 Party B shall not sell the product outside the designated areas, shall not in any way damage the interests of Party A. If the product sold outside the designated area by party B, Party A will treat it as goods trafficking,  specific issues will be treated in accordance with Party A’s " goods trafficking regulations on the market " and other relevant documents. In serious cases will the power of agency be cancelled and all the losses caused by will be born by party B

4.3 The sales management of Party A is using division system. The first division is responsible for Channels-soothing Capsule, Heart Disease Relieving Capsule; the 2nd Division is responsible for Gynecologic Inflammation Relieving Capsule, Jinqian Cold Capsule, Gedanlan Capsule, Channels-soothing  Granules, Qinchuan Rheumatism Relieving Tablet;the third division is responsible for Huanglong Cough Granules, Huanglong Cough & Dyspnea Capsules, Hepatopathy Relieving  Granules, Hepatitis B Relieving and Curing Capsule, Stomach Recovery Capsule, Ganhai Stomach Recovery Capsule; the fourth division is mainly responsible for Tokay Tablet, Ginseng and Chinese Angelica Blood Nourishing Tablet; the 5th Division is responsible for Compound Cirald Daphne Bark Paining-relieving Plaster, Children Diarrhea Relieving Plaster, Sprain Relieving Plaster, Cough and Panting Ointment, Musk Bone-building Plaster ,Delicate Plaster.

5. The responsibilities and obligations of the three parties:

5.1 Party A shall provide access to marketing and management related to the required formalities for party B. Party A also needs to provide necessary product knowledge training and technical advice. Party A provides the collection of deposit of the market in the escrow services for the salesmen employed by Party B

5.2 If the managing staffs of the five division departments of Party A go to inspect and guide the sales of the agent market of party B, the travel expense, conference fees, office expenses, entertainment expenses is to be borne by Party A itself. When Party B and Party C participate in various business meetings, training sessions and other activities of Party A, the direct costs will be reimbursed by Party A.

5.3 Party B shall abide by the state drug laws and regulations. For it’s irregular operation, if ad approval is revoked, the patient complaints or any excuse extortion, media exposure which is caused by Party B but result in any adverse effects to Party A, party B will be fully responsible for all the costs.

5.4 Party B has the sole agency for the products of the company upon execution of this agreement in the designated area, to promote the products in the market.

5.5 If Party B needs a larger quantity of goods, 15 working dates after receiving the shipment notice of Party B, Party A will organize production and supply Party B with the demanded products.

5.6 The loss of party B caused by quality problems of goods, Party A will be in fully responsible for it. If the two sides have any dispute on the quality of the goods, the inspection report given by the statutory inspection department shall prevail. If party B finds quality problems when selling the goods, Party B should notify Party A to determine the quality information in details and offer help in the investigation and evidence collection, and deal with the follow-up matters together with Party A

5.7 Party B shall be very careful in the management of products in the valid time, and may not ask for return or replacement for non-quality problems. If there are any special circumstances, the replacement will be carried out according to the company Executive Returns system.

5.8 Party B and Party C both have the duty of confidentiality, compliance with industry ethics, and shall not disclose to a third party about the agreement during the expiration date and two years after the termination of contract.

6. The Commencement, Termination and Renewal:

6.1 The agreement will be valid from January 1, 2009 to December 31, 2009 only.

6.2 After the expiration of the cooperation, through the consultation of party A,B and C, the agreement can be re-signed. Party B which has completed more than 80% of sales tasks will have the priority renewal rights.

6.3 The contract has been written in triplicate. Party A, Party B and Party C each has one copy and all the copied have the same legal effect.

6.4 Annexes of this agreement have the same legal effect as this agreement. In the event of dispute, the tripartite negotiate settlement, if the negotiations fail, venue for any action shall be in the Yangling District People's Court.

6.5 This Agreement has two annexes: the copy of Party C’s ID card and supply prices of the products

Party A: Yangling Dongke Maidisen Pharmaceuticial Co.,Ltd (seal)
For and on behalf the party A: Zhao Jine
Party B: Guangdong national medicine co.,ltd (seal)
For and on behalf the party B: Sheng Yongjian
Party C: Liu Xianlin

Annex 1

Annex 2  ：

甲方产品目录、供货价格明细表
List of the products and factory price for each product

序号 Number	品名/单位（盒） Brand/unit(box)	含税单价（元） Tax-included price (￥	零售价（元） Retail Price (￥)
1	黄龙止咳颗粒10袋 Huanglong Cough Granules 10 bags	10.50
2	黄龙胶囊8板 Huanglong Cough & Dyspnea Capsules 8 plates	10.60
3	黄龙咳喘胶囊3板 Huanglong Cough & Dyspnea Capsules 3 plates	6.20
4	通脉颗粒9袋 Channels-soothing Granules 9 bags	10.50
5	血溶通脉颗粒 Channels-soothing Granules	21.10
6	益肝乐颗粒9袋 Hepatopathy Relieving Granules 9 bags	9.60
7	参归养血片5板 Ginseng and Chinese Angelica Blood Nourishing Tablet 5 plates	7.80
8	胃复宁胶囊4板 Stomach Recovery Capsule 4 plates	7.60
9	胃复宁2板 Stomach Recovery Capsule 2 plates	4.40
10	复方祖师麻7×10×8贴 Compound Cirald Daphne Bark Paining-relieving Plaster7×10×8 plasters	4.30

11	复方祖师麻7×10×20 Compound Cirald Daphne Bark Paining-relieving Plaster7×10×20 plasters	5.70
12	小儿止泻贴4贴 Children Diarrhea Relieving Plaster 4 plasters	1.80
13	小儿止泻贴5×7×2贴 Children Diarrhea Relieving Plaster 5×7×2 plasters	0.90
14	仙蟾片 Tokay Tablet	63.80
15	秦川通痹片3板 Qinchuan Rheumatism Relieving Tablet 3 plates	8.00
16	秦川通痹片2板 Qinchuan Rheumatism Relieving Tablet 2 plates	5.80
17	乙肝舒胶囊3板 Hepatitis B Relieving and Curing Capsule 3 plates	9.70
18	乙肝舒胶囊4板 Hepatitis B Relieving and Curing Capsule 4 plates	10.70
19	妇炎舒胶囊4板 Gynecologic Inflammation Relieving Capsule 4 plates	7.40
20	妇炎舒胶囊5板 Gynecologic Inflammation Relieving Capsule 5 plates	9.80

21	咳喘膏4贴×2袋 Cough and Panting Ointment (4 plasters×2 bags)	1.80
22	心欣舒胶囊3板 Heart Disease Relieving Capsule 3 plates	6.00
23	甘海胃康胶囊3板 Ganhai Stomach Recovery Capsule 3 plates	6.60
24	伤湿止痛膏7×10×80贴 Sprain Relieving Plaster (7×10×80 plasters)	20.00
25	伤湿止痛膏5×10×80贴 Sprain Relieving Plaster (5×10×80 plasters)	10.00
26	金前感冒胶囊12粒×3板 Jinqian Cold Capsule 12 pills×3 plates	10
27	葛丹兰胶囊 Gedanlan Capsule	11.70
28	麝香壮骨膏3帖1袋 Musk Bone-building Plaster (3 plasters/bag)	6.60
29	精制狗皮膏3帖1袋 Delicate Plaster（3 plasters/bag）	2.20